EXHIBIT 99.1

Flushing Financial Corporation Announces Authorization of Stock Repurchase Program

LAKE SUCCESS, N.Y., Sept. 28, 2011 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), today announced that the Board of Directors has authorized the purchase of up to 1,000,000 shares of its common stock. Stock will be purchased from time to time, in the open market or through private transactions, subject to market conditions. There is no expiration or maximum dollar amount under this authorization. The Company also announced it had completed its previous purchase authorization by recently purchasing 362,050 common shares.

John R. Buran, Flushing Financial's President and Chief Executive Officer, stated: "We believe that our shares are a good value in today's marketplace and that the repurchase of our shares represents an attractive investment opportunity that will benefit the Company and our shareholders. While the timing and amount of future share repurchases will depend on market conditions and the attractiveness of alternative capital investments, this action confirms a continuing commitment to utilize share repurchases as one approach for enhancing shareholder value."

Flushing Financial Corporation, with $4.3 billion in consolidated assets, is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. Flushing Bank is the trade name of Flushing Savings Bank, FSB. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its sixteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which enables the Bank to expand outside of its current geographic footprint. In 2007, the Bank established Flushing Commercial Bank, a wholly-owned subsidiary, to provide banking services to public entities including cities, counties, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's web site at http://www.flushingbank.com.

CONTACT: Maria A. Grasso
         Executive Vice President and
         Chief Operating Officer
         Flushing Financial Corporation
         (718) 961-5400